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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 30th day of June, 1996, by and among Palm Harbor Homes, Inc., a Florida corporation ("Purchaser"), Newco Homes, Inc., a Delaware corporation ("Newco"), Scott W. Chaney ("Chaney"), Christopher M. Finke ("Finke"), Thomas B. Kesterson ("T. Kesterson"), and Joseph H. Kesterson ("J. Kesterson") (Chaney, Finke, T. Kesterson and J. Kesterson shall be referred to herein collectively as the "Stockholders" and individually as a "Stockholder"). Unless otherwise provided in this Agreement, all initial capitalized terms shall have the meanings set forth in Article I of this Agreement.

                                    RECITALS

         A. Newco, through the Newco Partnership, is in the business of retail sales of manufactured homes and, through Western Insurance, is in the business of selling manufactured housing physical damage and credit life insurance through a managing general agent (collectively, the "Business").

         B. Purchaser is the owner of 41.62% of the Newco Common Stock. The Stockholders own the remaining 58.38% of the Newco Common Stock.

         C. The parties hereto desire to merge Newco with and into Purchaser, with Purchaser being the surviving corporation.

         In consideration of the mutual covenants, agreements, warranties and representations made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                             ARTICLE I. DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Affiliate" shall mean as to any party, an individual or entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified party.

         "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" shall mean this Agreement and Plan of Merger, including the recitals and all schedules and exhibits hereto, as this Agreement may be from time to time be amended, modified or supplemented.

         "Balance Sheet" shall have the meaning assigned to it in Section 7.9.
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         "Business" shall have the meaning assigned to it in the Recitals to this Agreement.

         "Closing" shall have the meaning assigned to it in Section 2.4.

         "Closing Date" shall have the meaning assigned to it in Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Constituent Corporations" shall have the meaning assigned to it in
Section 2.2.

         "Damages" shall have the meaning assigned to it in Section 9.1.

         "Effective Date" shall have the meaning assigned to it in Section 2.3.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Equitable Remedies" shall have the meaning assigned to it in Section 3.19.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" shall have the meaning assigned to it in
Section 3.9.

         "Governmental Approvals" shall have the meaning assigned to it in
Section 3.6.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any court, government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization as defined in Section 3(a)(26) of the Exchange Act.

         "Indemnified Parties" shall have the meaning assigned to it in Section 9.1.

         "Indemnifying Party" shall have the meaning assigned to it in Section 9.1.

         "Intellectual Property" shall mean all technology, know-how and trade secrets relating to or used in the Business or by any of the Newco Entities, including the computer programs and software relating to or used in the Business or by any of the Newco Entities, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto, and copyrights and copyright applications and other intellectual property rights relating to the Business or used by any of the Newco Entities and the trademarks, trade names, service marks and logos (including any registration and any application for registration of any of the foregoing), relating to or used in the Business or by any of the Newco Entities.

         "Intellectual Property Licenses" shall have the meaning assigned to it in Section 3.16.





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         "Interim Financial Statements" shall have the meaning assigned to it in Section 7.9.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" shall mean, other than Permitted Liens, any mortgage, pledge, security interest, option, right of first refusal, encroachment, right-of-way, lease, license, security agreement, lien, encumbrance or charge of any kind, including, without limitation, any Tax liens, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

         "Material Adverse Effect" shall mean any event, occurrence, change in facts, conditions or other change or effect materially adverse to the business, operations, results of operations or condition (financial or otherwise) of the Newco Entities, taken as a whole.

         "Merger" shall have the meaning assigned to it in Section 2.1.

         "Newco" shall mean Newco Homes, Inc., a Delaware corporation, and its predecessor.

         "Newco Common Stock" shall mean the Common Stock of Newco, $0.01 par value per share.

         "Newco Partnership" shall mean Newco Homes, L.P., a Texas limited partnership.

         "Newco Entities" shall mean collectively, Newco, Newco Partnership, Newco Operating Corp., a Nevada corporation ("Operating Corp."), Newco Holdings, Inc., a Delaware corporation ("Holding Corp."), NuHarbor Joint Venture, a Texas general partnership and Western Insurance.

         "Noncompetition Term" shall have the meaning assigned to it in Section 6.3.

         "Owned Intellectual Property" shall have the meaning assigned to it in Section 3.16.

         "Permitted Liens" shall have the meaning assigned to it in Section
3.12.

         "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

         "PHH Common Stock" shall mean the Common Stock of Purchaser, par value $0.01 per share.

         "Purchase Price" shall have the meaning assigned to it in Section 2.6.





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         "Purchaser" shall mean Palm Harbor Homes, Inc., a Florida corporation.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Stockholder" and "Stockholders" shall have the meanings assigned to them in the introductory paragraph to this Agreement.

         "Surviving Corporation" shall mean Purchaser in its capacity as the corporation surviving in the Merger.

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Western Insurance" shall mean Western Insurance Managers, Inc., a Texas corporation.

                            ARTICLE II.  THE MERGER

         2.1 THE MERGER. As of the Effective Date, Newco shall be merged with and into Purchaser (the "Merger"), the separate existence of Newco shall cease, and Purchaser (a) shall continue as the Surviving Corporation under the corporate name it possesses immediately prior to the Effective Date; and (b) shall continue to be governed by the laws of the State of Florida.

         2.2 EFFECT OF THE MERGER. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of Purchaser and Newco (collectively, the "Constituent Corporations"), and all property, real, personal and mixed, and all debts due on whatever account, including choses in action, and every other interest of or belonging to or due to each of the Constituent Corporations shall be deemed to be transferred to and vested in Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; and all debts, liabilities, duties and obligations of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, duties and obligations had been incurred or contracted by it, all with the effect set forth in Section 607.1106 of the Florida 1989 Business Corporation Act.





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         2.3     CONSUMMATION OF THE MERGER.  On the Closing Date, the parties hereto shall file (a) with the Secretary of State of the State of Florida, Articles of Merger, in such form and executed in accordance with the relevant provisions of Florida law; and (b) with the Secretary of State of the State of Delaware, a Certificate of Merger, in such form and executed in accordance with the relevant provisions of Delaware law. The parties agree that for accounting purposes and all other purposes to the fullest extent permitted by law, the effective date of the Merger shall be June 30, 1996 and in all other cases, the effective date shall be the date the Certificate of Merger and Articles of Merger are accepted for filing in the appropriate states (such date being referred to herein as the "Effective Date").

         2.4 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place within five business days of the satisfaction of the conditions precedent set forth in Articles VII and VIII of this Agreement, unless otherwise waived, at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 2200 Ross Avenue, Suite 900, Dallas, Texas
75201 (or at such other location and on such date and at such time as the parties may mutually agree) and in any event no later than October 31, 1996.
As used herein, the actual date of Closing is herein sometimes referred to as the "Closing Date."

         2.5     ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.
The Articles of Incorporation and Bylaws of Purchaser, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under Florida law. The Directors of Purchaser holding office immediately prior to the Effective Date shall be the directors of the Surviving Corporation immediately after the Effective Date and shall serve until their successors are duly elected and shall qualify. Chaney shall be appointed as a director of Purchaser in accordance with Section 6.23. The officers of Purchaser holding office immediately prior to the Effective Date shall be the officers (holding the same offices as they held with Purchaser) of the Surviving Corporation immediately after the Effective Date and shall serve until their successors are duly elected and shall qualify.

         2.6 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, on the Closing Date, by virtue of the Merger and without any action on the part of Purchaser, Newco or the holders of any of the following securities:

          (a) Each share of PHH Common Stock outstanding on the Closing Date shall remain outstanding as PHH Common Stock and shall not be converted into any other security pursuant to the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the effectiveness of the Merger.

         (b) All of the shares of Newco Common Stock collectively held by the Stockholders shall be automatically converted without any action on the part of the holders thereof into the right to receive an aggregate of $52,000,000, which shall be paid $17,333,333 in cash and 1,155,556 shares of PHH Common Stock (the "Purchase Price").

         (c) All of the shares of Newco Common Stock owned and held by Purchaser shall





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be cancelled.

         2.7 DISSENTER'S RIGHTS. The Stockholders hereby waive all dissenters rights, rights to exercise preemptive rights, rights to purchase Newco Common Stock under any stockholder or similar agreement, and all such other rights which the Stockholders may possess under Delaware law in connection with the Merger.

         2.8     OBLIGATIONS AT CLOSING.  At the Closing:

         (a)     Newco and the Stockholders shall deliver to Purchaser:

                 (i) the stock books, stock ledgers, minute books, corporate seals and partnership records of the Newco Entities;

                 (ii) certificates of existence and good standing and tax clearance certificates with respect to the Newco Entities certified (as of the latest practicable date prior to the Closing) by the appropriate state authorities and of the jurisdictions in which they are qualified to do business as foreign corporations or limited partnerships;

                 (iii)    original-executed copies of a Certificate of Merger;

                 (iv) copies of all consents, resolutions or approvals which were obtained by the Stockholders or the Newco Entities for the consummation of the transactions contemplated by this Agreement; including, but not limited to, a copy of the resolutions of the Stockholders and the Newco Board of Directors approving the transactions contemplated by this Agreement;

                 (v) certificates representing all of the Newco Common Stock owned by the Stockholders, duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank by the registered holder thereof for transfer, together with such supporting documents, endorsements, assignments, affidavits and other necessary instruments of sale and transfer as are necessary to permit Purchaser to cancel such shares in connection with the Merger;

                 (vi)     the certificate required to be delivered pursuant to
                 Section 7.7;

                 (vii) evidence of the sale of Newco's stadium box at Texas Stadium for a price not less than the price originally paid by Newco for the stadium box;

                 (viii) executed lease extensions which contain fair market value purchase options relating to the Newco Partnership sales centers owned by the Stockholders; and

                 (ix)     the Schedules to this Agreement.





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         (b)     Purchaser shall deliver to the Stockholders:

                 (i)       original-executed copies of the Articles of Merger;

                 (ii) a copy of the resolutions of the Purchaser's Board of Directors approving the transactions contemplated by this Agreement and appointing Chaney as a director;

                 (iii) copies of all consents, resolutions or approvals which were obtained by Purchaser for the consummation of the transactions contemplated by this Agreement;

                 (iv) Purchaser shall deliver to the Stockholders the certificate required to be delivered pursuant to Section 8.5; and

                 (v) Purchaser shall deliver the Purchase Price to the Stockholders by delivering stock certificates representing shares of PHH Common Stock issued to the individual Stockholders and payment of the cash portion of the Purchase Price via wire transfers of funds or cashier's checks.

                ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         The Stockholders jointly and severally represent and warrant to Purchaser that except as set forth in the Schedules attached hereto:

         3.1 ORGANIZATION AND QUALIFICATION. Each of Newco, Operating Corp. and Holding Corp. is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Newco Partnership is a limited partnership duly formed and validly existing under the laws of the State of Texas. Each of the Newco Entities has all requisite authority and power (corporate and other), licenses, registrations, authorizations, permits, consents, notices of intent and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets. None of the Newco Entities has any subsidiaries, branches or divisions other than those listed on Schedule 3.1 hereto. None of the Newco Entities has any interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity. Except a set forth on Schedule 3.1 hereto, the Business carried on by the Newco Entities has not been conducted through any other direct or indirect subsidiary or affiliate of the Newco Entities or any Stockholder.

         3.2 CAPITAL STOCK. The authorized capital stock or partnership interests (as applicable) of each of the Newco Entities, their stockholders or partners (as applicable) and their ownership interest are set forth on Schedule 3.2, and such shares and partnership interests will be issued and outstanding, fully-paid and nonassessable at and immediately prior to the Closing, and no shares of preferred stock or any other security will be issued and outstanding at and





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
immediately prior to the Closing. Except as set forth on Schedule 3.2, there are no outstanding options, warrants or other agreements of any nature whatsoever relating to the issuance of any shares of capital stock, partnership interests or any other security of any of the Newco Entities.

         3.3 ARTICLES AND BYLAWS. The copies of the organizational and formation documents, and all amendments thereto, of the Newco Entities, which have heretofore been delivered to Purchaser, are complete and correct as of the date hereof.

         3.4 FOREIGN QUALIFICATION. Each of the Newco Entities is duly qualified as a foreign corporation or limited partnership (as applicable) to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its business requires such qualification, except for such failures to be so qualified or to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.5 AUTHORIZATION; ENFORCEMENT. Newco has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Newco has taken all necessary action to duly and validly authorize its execution and delivery of this Agreement, the other agreements and instruments to be executed by it pursuant hereto and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Newco and the Stockholders, and this Agreement constitutes and, when executed, each of the related agreements to which Newco or the Stockholders is a party, the valid and legally binding obligations of such parties, enforceable against each of them in accordance with their respective terms, except to the extent that enforcement may be limited by Equitable Remedies.

         3.6 GOVERNMENTAL APPROVALS. Except as set forth in Schedule 3.6, no material consent, approval, authorization, license or order of, or registration or filing with, or notice to, any Governmental Authority (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices being herein called, collectively, "Governmental Approvals") is required to be obtained, made or given by or with respect to any of the Newco Entities or the Stockholders in connection with the execution and delivery of this Agreement or any other agreement executed in connection with the transactions contemplated hereby, the performance by any of the Newco Entities or the Stockholders of their respective obligations under this Agreement or the consummation of the transactions contemplated hereunder.

         3.7 NO CONFLICTS; THIRD PARTY CONSENTS. The execution and delivery of this Agreement and the consummation of any of the transactions contemplated hereunder will not (a) conflict with or result in a breach of any provision of the organizational or formation documents of any of the Newco Entities; (b) except as set forth in Schedule 3.7, result in any conflict with, breach of or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the imposition of any Liens on any of their respective properties or assets under, or require any consent or approval from any third party with respect to, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument or permit,





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
concession, franchise or license to which any of the Newco Entities or the Stockholders is a party or by which any of the Newco Entities or the Stockholders or any of their respective properties or assets may be bound; (c) to the Stockholders' knowledge, conflict in any material respect with any law applicable to any of the Newco Entities or the Stockholders or any of their respective properties or assets; or (d) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.8 CHANGES IN CIRCUMSTANCES. Except as disclosed in Schedule 3.8 hereto, none of the Newco Entities has since March 31, 1996:

         (a) except in the ordinary course of business, purchased or sold any assets, incurred any indebtedness, made any capital expenditures in an amount in excess of $1,000, changed any loan or lease arrangements or made other payments or commitments;

         (b) merged or consolidated with another entity, invested in or otherwise purchased the business or assets of another business or sold substantially all of its assets or negotiated or entered into any agreement concerning the foregoing;

         (c) made loans to its stockholders, partners, employees or other persons, or increased the compensation of any officer or director;

         (d)     made bonus distributions to any officer or director;

         (e) paid dividends (whether in cash, stock or property) or other distributions on its stock or partnership interests, repurchased its stock or partnership interests, issued additional shares of capital stock or partnership interests or otherwise changed its capital structure;

         (f) experienced any damage, destruction or loss that, to the extent not covered by insurance, has had or reasonably would be expected to have a Material Adverse Effect;

         (g) granted or committed to grant to any officer, director or other employee, any increase in or right to severance or termination pay or any other compensation or benefits payable upon a change in control of any such entity;

         (h) made, or agreed to make, any material change in its financial, Tax or accounting practices or policies;


         (i) experienced any material decrease in the number of manufactured homes sold;

         (j)     suffered any Material Adverse Effect;

         (k) entered into any material transaction, contract or commitment involving any director or executive officer or Stockholder (excluding the transactions contemplated by this Agreement); or





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         (l)     terminated or been given notice of resignation of any key
sales center employee.

         3.9 FINANCIAL STATEMENTS. Newco has delivered to Purchaser audited financial statements of the Newco Entities on a consolidated basis (containing balance sheets and related statements of income, stockholders' equity and cash flows, and accompanying notes) for each of the years in the three-year period ended March 31, 1996 (the "Financial Statements"). The Financial Statements present fairly the financial position of the Newco Entities on a consolidated basis and the results of their operations and cash flows on a consolidated basis for each of the years contained therein in accordance with generally accepted accounting principles consistently applied.

         3.10 TAX MATTERS. (a) Except as set forth on Schedule 3.10, to the best of each Stockholder's belief, each of the Newco Entities has filed all Tax Returns that it was required to file. To the best of each Stockholder's belief, all such Tax Returns were correct and complete in all material respects. To the best of each Stockholder's belief, all Taxes owed by any of the Newco Entities (whether or not shown on any Tax Return) have been paid or reserved for on the Financial Statements. Except as set forth on Schedule 3.10, none of the Newco Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in any jurisdiction where the Newco Entities do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of the Newco Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Newco Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party.

         (c) No Stockholder, partner, director or officer (or employee responsible for Tax matters) of any of the Newco Entities has knowledge of any attempts by any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth on Schedule 3.10, there is no dispute or claim concerning any Tax liability of any of the Newco Entities either (i) claimed or raised by any authority in writing or (ii) as to which any of the Stockholders, partners, directors or officers (or employees responsible for Tax matters) of any of the Newco Entities has knowledge based upon personal contact with any agent of such authority. Schedule 3.10 hereto lists all federal, state, local and foreign income Tax Returns filed with respect to each of the Newco Entities for taxable periods ended on or after fiscal 1991 which have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered to the Purchaser correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of the Newco Entities since the end of fiscal 1991.

         (d) None of the Newco Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

         (e) None of the Newco Entities has filed a consent under Section 341(f) of the Code





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
concerning collapsible corporations. None of the Newco Entities has made any payments, or is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. None of the Newco Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. None of the Newco Entities is a party to any Tax allocation or sharing agreement. Newco (i) has not been, and is not currently, a member of an Affiliated Group filing a consolidated federal income Tax Return at any time other than the Affiliated Group consisting of the Newco Entities. None of the Newco Entities has ever incurred any Liability for the Taxes of any other Person, as a transferee or successor, by contract, or otherwise.

         3.11 LIABILITIES. Except as set forth on Schedule 3.11, and except to the extent reflected or reserved against in the Financial Statements or in any of the Schedules attached hereto, and except for contracts, commitments and liabilities incurred in the ordinary course of business and not required to be disclosed in any Schedule hereto, none of the Newco Entities as of the date of such Financial Statements had any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, liabilities for Taxes in respect of or measured by the income of any of the Newco Entities through March 31, 1996 and liabilities for Taxes (including sales taxes) arising out of any transaction of any of the Newco Entities entered into on or before such date or out of any set of facts existing on or before such date.

         3.12 ASSETS OF THE NEWCO ENTITIES; GOOD TITLE. Each of the Newco Entities has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet. Except as disclosed on
Schedule 3.11 or Schedule 3.12 hereto, such properties and assets (as well as any other properties and assets used in the Business) are subject to no Lien, except for Liens for current Taxes not yet due, and minor imperfections of title and encumbrances, if any, which are not in the aggregate substantial in amount, do not materially detract from the value of the property subject thereto or materially impair the operations of any of the Newco Entities, and have arisen only in the ordinary course of business and are consistent with past practice ("Permitted Liens"). The assets of the Newco Entities existing on the Closing Date (a) comprise all assets the use of which is reasonably necessary or required for the continued conduct of the Business as now being conducted; and (b) are and have been maintained in workable condition and are free from defects (reasonable wear and tear accepted) other than such defects as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.12, there are no assets of the Newco Entities which are not necessary for the operation of the Business. Schedule 3.12 contains a true, correct and complete list of all assets with a book value amount in excess of $1,000 that are owned by the Newco Entities as of the date of the Balance Sheet. Except as set forth on Schedule 3.12, since the date of the Balance Sheet, there has been no material change in the list of assets owned or leased by the Newco Entities.

         3.13 LEASES. Schedule 3.13 hereto identifies all leases pursuant to which each of the Newco Entities leases real or personal property. Except as set forth on Schedule 3.13, all such leases are valid and in full force and effect and do not require any consent to the transactions contemplated by this Agreement except those which have been obtained prior to the Closing and provided to Purchaser on or prior to the Closing.

         3.14 ACCOUNTS RECEIVABLE. Schedule 3.14 hereto contains a true and correct listing by customer of the accounts receivable as of June 30, 1996, and any reserve for uncollectible accounts receivable as included on the Interim Financial Statements has been calculated in accordance with generally accepted accounting principles, consistently applied. The accounts receivable listed on
Schedule 3.14 hereto are current and collectable, and, except in the ordinary course of business or as set forth on Schedule 3.14, there are no counterclaims or set-offs against accounts receivable currently outstanding.

         3.15 INVENTORY. Schedule 3.15 hereto contains a complete listing of the inventory of the Newco Entities as of June 30, 1996.

         3.16 INTELLECTUAL PROPERTY. Schedule 3.16 sets forth the complete and correct list of all Intellectual Property that is owned by the Newco Entities (the "Owned Intellectual Property"). The Owned Intellectual Property constitutes all Intellectual Property actually used in or necessary for the conduct of the Business except as set forth on Schedule 3.16. Immediately after the Closing, Purchaser will have the right to use all Intellectual Property described in Schedule 3.16. Schedule 3.16 sets forth a complete and correct list of all material written or, to the knowledge of the Stockholders, oral licenses and arrangements, (a) pursuant to which the use by any Person of Intellectual Property is permitted by the Newco Entities; and (b) pursuant to which the use by the Newco Entities of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). All Intellectual Property Licenses are in full force and effect in accordance with their terms, except for such failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and are free and clear of all Liens, except Permitted Liens. None of the Newco Entities is in default under any material Intellectual Property License and, to the knowledge of the Stockholders, no such default is currently threatened. To the knowledge of the Stockholders, the conduct of the Business does not infringe the rights of any third party in respect of any Intellectual Property, and none of the Intellectual Property is being infringed in any material respect by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Stockholders, threatened, that challenges the rights of any of the Newco Entities in respect of any Intellectual Property or claims that any default exists under any Intellectual Property License. None of the Owned Intellectual Property or the Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority. Schedule 3.16 lists all Owned Intellectual Property which has been duly registered with, filed, and or issued by, as the case may be, the United States Patent and Trademark Office, or any patent or trademark office, and identifies the office with which such filing was made. Each such registration and filing remains in full force and effect, and a copy of each such registration or filing is attached to such Schedule 3.16.

         3.17 INSURANCE. The policies of fire, liability and other forms of insurance described in Schedule 3.17 hereto are in effect with respect to the Newco Entities and are valid, outstanding and enforceable policies. The amount of coverage for each policy has been at least equal to the amount required by contracts entered into by the Newco Entities; and such policies or comparable policies will by their terms (absent cancellation by Purchaser after the Closing) remain in full force and effect for at least 30 days after the Closing. Neither the Stockholders nor the Newco Entities has been notified of any proposed increase in the premiums relating to such policies nor of any facts or events which could give rise to an increase, and know of no reason why the premiums might increase as a result of this transaction.

         3.18 ACCOUNTS. Schedule 3.18 hereto sets forth the names and locations of all banks, brokerage houses or other financial institutions in which the Newco Entities have accounts (including, but not limited to, any investment accounts and accounts for the holding of marketable securities), the applicable account numbers and the names of all persons authorized to draw thereon.

         3.19 CONTRACTS. Except as set forth in Schedule 3.19 hereto or in this Agreement:

         (a) none of the Newco Entities has any contracts or commitments which are material to the business, operations or financial condition of any of the Newco Entities;

         (b) the Stockholders do not have any information indicating that any of the Newco Entities has any outstanding contracts, bids or sales or service proposals quoting prices which in the aggregate will not result in a reasonable profit to the applicable Newco Entity;

         (c) none of the Newco Entities has an outstanding contract with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that is not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium;

         (d) except in the ordinary course of business, neither the Newco Entities nor the Stockholders has knowledge or has received any notice that any of the Newco Entities is in default under any material contracts made or obligations owed by it, and neither the Newco Entities nor the Stockholders has received any information that there is any basis for any valid claim of default;

         (e) there are no contracts that were entered into out of the ordinary course of business by any of the Newco Entities representing future liabilities in excess of $100,000 that are not terminable without penalty upon not more than 30 days' notice;

         (f) there are no contracts requiring payments in excess of $25,000 with or relating to any present or former officer, director, employee, partner or stockholder (or their Affiliates) of any of the Newco Entities;

         (g) other than the NuHarbor Joint Venture, there are no material partnership or joint venture contracts between any Person and any of the Newco Entities; and

         (h) there are no rental or use contracts with respect to material personal property used by any of the Newco Entities in the conduct of its business operations or affairs.

         Each of the contracts listed in Schedule 3.19 is legal, valid and binding and, to the knowledge of the Stockholders, is enforceable in accordance with its terms against each party thereto (except (i) as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought (collectively, "Equitable Remedies")) and is in full force and effect.

         3.20 INDEBTEDNESS. Except with respect to indebtedness incurred in the ordinary course of business, Schedule 3.20 hereto describes all indebtedness of the Newco Entities (including description of the amount, term, payment obligations, interest rate and payee) and none of the agreements relating thereto allow modification of such terms as a result of the Closing.

         3.21 LITIGATION. Except as listed on Schedule 3.21, there are no actions, proceedings or investigations pending, or to the best knowledge of the Stockholders threatened, against or involving any of the Newco Entities, nor to the best knowledge of the Stockholders is there any basis for any such action, proceeding or investigation that may have a Material Adverse Effect.

         3.22 POWER OF ATTORNEY. None of the Newco Entities has given an irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever.

         3.23 RESTRICTIONS ON BUSINESS. None of the Newco Entities is restricted by agreement from carrying on its Business anywhere in the United States.

         3.24 EMPLOYEES AND EMPLOYEE RELATIONS. Schedule 3.24 hereto contains a complete list of the names and current annual cash compensation and other material benefits, with respect to salaried employees, of each employee of the Newco Entities and any employment contracts, confidentiality agreements or non-compete agreements to which any of the Newco Entities is a party.
Except as disclosed on Schedule 3.24 hereto, no charges with respect to or relating to any of the Newco Entities are pending or to the knowledge of the Stockholders, threatened regarding sexual harrassment or pending or to the knowledge of the Stockholders, threatened before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and none of the Newco Entities has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any of the Newco Entities and no such investigation is in progress. Except as disclosed on Schedule 3.24, none of the Newco Entities maintains, or have maintained within the last six years, any employee benefit plans, as such term in defined in Section 3(3) of ERISA or any other employee benefit plans, programs or arrangements. To the knowledge of the Stockholders, each of the plans, programs and arrangements listed on
Schedule 3.24 has been administered in compliance with all of the requirements of ERISA, the Code and all other applicable laws and regulations. No plans, programs or arrangements listed Schedule 3.24 provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as required by Section 4980B of the Code or Sections 601 through 608 of ERISA.

         3.25 COMPENSATION. All compensation owed by the Newco Entities to directors, partners, officers or employees of any of the Newco Entities has been paid, or will be paid prior to Closing, except for routine payroll for the pay period which includes the Closing Date, and other accrued employee benefits such as accrued profit sharing plan payments and other obligations for employee benefits incurred in the ordinary course of business. Except as set forth on
Schedule 3.25, no bonuses, awards or incentive compensation payments are now owed to any director or employee by any of the Newco Entities, nor shall any bonuses, awards or incentive compensation payments be owed by any of the Newco Entities to any director, partner, officer or employee as of the time of Closing.

         3.26 REGULATORY COMPLIANCE. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any rule, regulation, order, judgment or decree of any court or of any local government. Each of the Newco Entities and its directors, officers, employees and partners are and have been in material compliance with all laws, ordinances, regulations, orders, licenses, franchises and permits applicable to it, its properties and assets, and to the operation of its business, including, but not limited to, occupational health and safety laws and regulations. None of the Newco Entities has received notification that it or the owners of the real estate and buildings where the Newco Entities occupy space are in violation of any applicable building, zoning or other law, ordinance or regulation in respect of its plans or structures and the Stockholders do not believe that any such violation exists.

         3.27 NO BROKERS OR FINDERS. No person or entity has or will have, as a result of the transactions contemplated herein, any right or valid claim against Purchaser or any of the Newco Entities for any commission, fee or other compensation as a finder or broker engaged by any of the Newco Entities or the Stockholders, or in any similar capacity.

         3.28 INTERESTED PARTIES. None of the Stockholders has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the Business except as listed on Schedule 3.28.

         3.29    TRANSACTIONS WITH MANAGEMENT.  Except as set forth on Schedule
3.29 hereto, since March 31, 1995, there have been no transactions and there are no currently proposed transactions to which any of the Newco Entities was or is to be a party and in which the Stockholders or any director or officer or employee of any of the Newco Entities or any of their respective relatives had or will have, a direct or indirect material interest in any such transactions.
Schedule 3.29 contains a complete description of any such transaction, including the names of the parties involved and the amount of the transaction.

         3.30 DISCLOSURE. Taken as a whole, neither this Agreement, nor any Schedule or other document furnished by or on behalf of the Stockholders or any of the Newco Entities in connection with this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein in light of the circumstances in which they are made, not misleading. There is no fact or circumstance known to the Stockholders which is likely to have a Material Adverse Effect which has not been set forth in this Agreement or the Schedules hereto.

         3.31 BOOKS AND RECORDS. The books and records of the Newco Entities maintained in connection with the Business (including, without limitation, (a) books and records relating to the purchase of inventory, personnel records and Taxes of the Newco Entities; (b) minute books of the Newco Entities; and (c) computer software and data in computer readable and human readable form used to maintain such books and records, together with the media on which such software and data are stored and all documentation relating thereto) accurately record all material transactions of the Newco Entities in all material respects, and have in all material respects been maintained consistent with good business practice.

         3.32 AVAILABILITY OF DOCUMENTS. The Stockholders have delivered or made available to Purchaser true, correct and complete copies of all documents listed in the Schedules to, or referenced in this Agreement, and all modifications and amendments thereto.

             ARTICLE IV.  ADDITIONAL REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

         Each Stockholder further severally represents and warrants to Purchaser as follows:

         4.1 STOCKHOLDERS; TITLE TO SHARES. The Stockholders, together with Purchaser, own all the outstanding shares of the Newco Common Stock, and such Stockholder will at and immediately prior to the Closing own his shares of Newco Common Stock as set forth in Schedule 3.2, free and clear of all Liens and options of whatsoever nature, except as otherwise set forth on Schedule 4.1.

         4.2 CAPACITY OF STOCKHOLDER; BINDING OBLIGATION. He has the capacity to enter into and perform this Agreement and all other agreements and instruments entered into by him in connection herewith, and to perform the obligations required to be performed by him hereunder. This Agreement and all other agreements and instruments entered into by him in connection herewith have been duly executed and delivered by, and constitute the valid and legally binding obligations of such Stockholder, enforceable against him in accordance with their respective terms, except as enforceability may be limited by Equitable Remedies.

         4.3 COMPETITIVE INTEREST. He does not have any direct or indirect interest in any corporation or business which competes with or conducts any business similar to the Business conducted by the Newco Entities, except for the possible ownership of not more than five percent (5%) of the outstanding equity securities of any corporation whose shares are regularly traded on any stock exchange or in the over-the-counter market.

         4.4 REGISTRATION; INVESTMENT INTENT. He acknowledges that the PHH Common Stock to be delivered to him pursuant to this Agreement has not and will not be registered under the Securities Act, nor any state securities laws, except in accordance with Article X, and represents and warrants that the PHH Common Stock being acquired by him hereunder is being acquired for investment purposes only and not with a view to the re-offer or redistribution thereof.
He further represents and warrants that he has received and reviewed copies of Purchaser's audited financial statements for the year ended March 31, 1995, Purchaser's Prospectus dated October 24, 1995, and Purchaser's annual report to stockholders and annual report on Form 10-K for the year ended March 29, 1996.

         4.5 LEGEND. Each Stockholder acknowledges and agrees that the certificate representing the PHH Common Stock he will receive in connection with the Merger will bear a restrictive legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND THEY MAY NOT BE OFFERED FOR SALE OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

         4.6     INVESTMENT EXPERIENCE.   Each Stockholder represents that he
(a) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the Merger and the PHH Common Stock to be received in connection therewith; and (b) is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.


            ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Stockholders as follows:

         5.1 ORGANIZATION AND STANDING; CORPORATE POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to carry on its business, to own, hold and operate its properties and assets, and to enter into this Agreement.

         5.2 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement are within Purchaser's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board of Directors or Stockholders of Purchaser any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that will not have been obtained prior to the Closing, do not and will not violate or contravene (i) any provision of law; (ii) any rule or regulation of any agency or government, domestic or foreign; (iii) any order, writ, judgment, injunction, decree, determination or award; or (iv) any provision of the Articles of Incorporation or Bylaws of Purchaser, do not and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or result in the termination of, or accelerate the performance required by (or give any party any right to terminate or accelerate upon notice or lapse of time or both), any indenture, license, franchise, loan or credit agreement, note, deed of trust, mortgage, security agreement or other agreement, lease or instrument, commitment or arrangement to which Purchaser is a party or by which Purchaser or any of its properties, assets or rights is bound or affected and do not and will not require the consent, approval or authorization of any other party to agreements, licenses, leases, sales orders, permits, franchises, rights and other obligations of the Purchaser that will not have been obtained prior to the Closing.

         5.3 BINDING OBLIGATION. This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement is limited by Equitable Remedies.

         5.4 NO BROKERS OR FINDERS. No person or entity has or will have, as a result of the transactions contemplated herein, any right or valid claim against the Stockholders for any commission, fee or other compensation as a finder or broker engaged by Purchaser, or in any similar capacity.

         5.5 DISCLOSURE. Neither this Agreement, nor any other document furnished by or on behalf of Purchaser in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

         5.6 SEC FILINGS. Since becoming subject to the reporting requirements of the Exchange Act, the Purchaser has made all filings required to be made by it under the Exchange Act.

         5.7 COMMON STOCK. The authorized capital stock of Purchaser consists of 20,000,000 shares of PHH Common Stock. As of May 27, 1996, the number of outstanding shares of PHH Common Stock was 10,920,438. When issued in accordance with this Agreement, the 1,155,556 shares of PHH Common Stock to be issued in the aggregate to the Stockholders shall be validly issued, fully paid and nonassessable, free and clear of all Liens and preemptive rights.

                             ARTICLE VI.  COVENANTS

         6.1 NONDISPARAGEMENT. For a period of five years from and after the Closing Date, none of the parties to this Agreement shall say, publish or cause to be published or do anything that casts any other party hereto in an unfavorable light, or disparage or injure any other party's goodwill, business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors or the financial community in general, or the good will or business reputation of such party.

         6.2 NONDISCLOSURE. Each Stockholder acknowledges that during the course of his ownership of Newco Common Stock and his performance of services for the Newco Entities, he acquired confidential information with respect to the Newco Entities' business operations, including, by way of illustration, their existing and contemplated product line, trade secrets, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information and confidential information relating to the Newco Entities' business strategy (all of such information herein referenced to as the "Confidential Information"). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Purchaser and the Newco Entities. Each Stockholder agrees that he will not divulge to any person, directly or indirectly, any Confidential Information acquired by him.

         6.3 NONCOMPETITION AND NON-INTERFERENCE. (a) Chaney and J. Kesterson each agree that until three years from the date of termination of such Stockholder's employment with Purchaser or its Affiliates for any reason whatsoever, and Finke and T. Kesterson each agree that until five years from the date of termination of such Stockholder's employment with Purchaser or its Affiliates for any reason whatsoever (such term for each respective Stockholder being referred to herein as the "Noncompetition Term"), he and his Affiliates will not directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of whatever kind, without the prior written consent of Purchaser (with the approval of its Board of Directors) which consent may be withheld by Purchaser in its sole discretion, compete with Purchaser or its Affiliates (excluding Capital Southwest Corporation and its holdings) in the retail sale of new or used manufactured homes in any state in the United States in which Purchaser or its Affiliates is engaged in the retail sale of new or used manufactured homes during the Noncompetition Term. Any such acts during the Noncompetition Term shall be considered breaches and violations of this Agreement. Additionally, during the Noncompetition Term, each Stockholder agrees that he shall not directly or indirectly request or advise any employee, customer or supplier of Purchaser or its Affiliate to withdraw, curtail or cancel its business activities with Purchaser or its Affiliates.

         (b) Prior to the expiration of the Noncompetition Term, each Stockholder agrees that he shall not attempt, on his own behalf or on behalf of any other person or entity, or cause any other person or entity, for any reason, whether directly or indirectly, to (i) solicit, interview, take away or hire, any Person working for Purchaser or its Affiliates or who has worked for Purchaser or its Affiliates at any time within six months prior thereto; or
(ii) make known to any Person the names and addresses of any of the employees of Purchaser or its Affiliates or any other information pertaining to them.

         (c) If, during any period within the Noncompetition Term, any of the Stockholders is not in compliance with the terms of this Section 6.3, Purchaser shall be entitled to, among other remedies, compliance by the violating Stockholder with the terms of Section 6.3(a) or (b), as applicable, for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term "Noncompetition Term" shall also include this additional period.

Each Stockholder hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section
6.3 are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser and its Affiliates.

         6.4 REFORMATION OF SECTION 6.3. The parties hereto agree and stipulate that the agreements and covenants not to compete and not to solicit employees contained in Section 6.3 are fair and reasonable in light of all of the facts and circumstances of the relationship between Purchaser, Newco and the Stockholders and that without such agreements and covenants, Purchaser would not have entered into this Agreement and agreed to pay the Purchase Price to the Stockholders; however, Purchaser and the Stockholders are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 6.3, Purchaser and the Stockholders agree that in the event a court should decline to enforce the provisions of Section 6.3, that Section 6.3 shall be deemed to be modified or reformed to restrict each Stockholder's competition with Purchaser and its Affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Section 6.3 be deemed to be more restrictive to the Stockholders than those contained herein.

         6.5 INJUNCTIVE RELIEF. The parties hereto acknowledge that the breach of agreements contained herein, including, without limitation, the nondisclosure covenants specified in Section 6.2 and the noncompetition and nonsolicitation covenants specified in Section 6.3, will give rise to irreparable injury to the other parties hereto, inadequately compensable in damages. Accordingly, notwithstanding Section 11.10, the other parties hereto shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Each of the parties hereto agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent it or him from earning a reasonable livelihood or otherwise remaining in business. Each of the parties hereto further acknowledges and agrees that the covenants contained herein are necessary for the protection of the other parties' legitimate business interests and are reasonable in scope and content.

         6.6 FURTHER ASSURANCES. Each of the Stockholders, shall, at any time and from time to time after the Closing, upon request of Purchaser and without further cost or expense to Purchaser, execute and deliver such instruments of conveyance and assignment and shall take such action as Purchaser may reasonably request to carry out the transactions contemplated by this Agreement, including, without limitation, such actions as shall be necessary to cause Purchaser to gain sole ownership of the Newco Entities and their assets.

         6.7 CORPORATE ACTION AND CONSENTS OF PURCHASER. Purchaser will take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals, including approvals of any regulatory authority, required to be obtained by the Purchaser to enable it to carry out the transactions contemplated by this

Agreement.

         6.8 EFFORTS TO FULFILL CONDITIONS OF PURCHASER. Purchaser agrees at all times to use commercially reasonable efforts to insure that all conditions precedent to the obligations of the Purchaser hereunder are fulfilled at or prior to the Closing.

         6.9 REPRESENTATIONS, WARRANTIES AND CONDITIONS OF PURCHASER PRIOR TO CLOSING. Purchaser shall use its best efforts to cause its representations and warranties contained in this Agreement or in any Schedule attached hereto to be true and correct on and as of the Closing Date in all material respects. Prior to the Closing, Purchaser shall promptly notify Newco and the Stockholders in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if Purchaser fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that the Purchaser will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

         6.10 COOPERATION OF PURCHASER. Purchaser will cooperate with Newco and the Stockholders in supplying such information as may be reasonably requested by Newco or the Stockholders in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

         6.11 CORPORATE ACTION AND CONSENTS OF NEWCO. The Stockholders shall cause Newco to take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals, including approvals of any regulatory authority, required to be obtained by Newco to enable it to carry out the transactions contemplated by this Agreement.

         6.12 EFFORTS TO FULFILL CONDITIONS OF NEWCO. Newco and the Stockholders agree at all times to use commercially reasonable efforts to ensure that all conditions precedent to the obligations of Newco and the Stockholders hereunder are fulfilled at or prior to the Closing.

         6.13 REPRESENTATIONS, WARRANTIES AND CONDITIONS OF THE STOCKHOLDERS PRIOR TO CLOSING. The Stockholders shall use their best efforts to cause the representations and warranties of the Stockholders contained in this Agreement or in any Schedule attached hereto to be true and correct on and as of the Closing Date in all material respects. Prior to the Closing, the Stockholders shall promptly notify Purchaser (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the Stockholders or Newco fails to perform or comply with any of their respective covenants or agreements contained in this Agreement or it is reasonably expected that the Stockholders or Newco will be unable to perform or comply with any of their respective covenants or agreements contained in this Agreement.

         6.14 COOPERATION OF NEWCO AND THE STOCKHOLDERS. Newco and the Stockholders will cooperate with Purchaser in supplying such information as may be reasonably requested by the Purchaser in connection with obtaining consents and approvals to the transactions contemplated by this Agreement.

         6.15 ACCESS TO INFORMATION. From and after the execution and delivery of this Agreement and until the Closing Date, the Stockholders and Newco will give representatives of the Purchaser full access, during normal business hours and upon reasonable notice, to the (i) facilities where the Newco Entities conduct their Business, which shall include, without limitation, the right to conduct at Purchaser's expense such environmental sampling or testing as Purchaser or its representatives deem to be reasonably necessary; and (ii) books, records, agreements and other documents of the Newco Entities relating directly to the Business, and furnish such representatives with such other information relating directly to the Newco Entities as the Purchaser may reasonably request.

         6.16 BUSINESS. Until the Closing, the Stockholders shall operate the Newco Entities only in the ordinary course and not introduce any materially new method of management or operation to the Newco Entities. Without limiting the foregoing, the Stockholders shall not, unless contemplated by this Agreement, including the Schedules, or approved by Purchaser, take any action to and shall prevent the Newco Entities from taking any action, other than in the ordinary course of business, to:

         (a) change in any material respect the manner, scope or operation of the Newco Entities as they have historically been conducted;

         (b) except for sales of inventory in the ordinary course of business, sell or commit to sell any properties or assets of the Newco Entities having a net book value (as reflected in the financial statements) or a fair market value of more than $25,000 in a single transaction or series of related transactions;

         (c) sell, assign, license or dispose of any Intellectual Property rights;

         (d) enter into any material contract, agreement, commitment or transaction;

         (e) default in the performance of any term or condition of any material contract, agreement, certificate, license or permit of any of the Newco Entities;

         (f) incur any material indebtedness with respect to any of the Newco Entities or incur or pay indebtedness secured by mortgages or other Liens upon any of the assets or properties of any of the Newco Entities;

         (g) declare or pay any dividend or distribution on the outstanding securities of any of the Newco Entities;


         (h) enter into any agreements, take any action or engage in any activity outside of the ordinary course of business or inconsistent with the transactions contemplated by this Agreement;

         (i) amend the Certification of Incorporation or Bylaws or the limited partnership agreement of any of the Newco Entities;

         (j) enter into any complete or partial voluntary liquidation, dissolution or winding up of the affairs of any of the Newco Entities;

         (k) redeem, purchase, retire or otherwise acquire for value, directly or indirectly, any capital stock or other securities of any of the Newco Entities;

         (l) enter into any transactions with any officers, directors or stockholders of any of the Newco Entities; or

         (m) hire any relative of any officer, director or stockholder of any of the Newco Entities.

         6.17 AFFIRMATIVE ACTIONS. Prior to the Closing, the Stockholders shall and shall cause the Newco Entities to:

         (a) use commercially reasonable efforts to maintain in full force and effect, in accordance with past custom and practice, the existence and effectiveness of all insurance policies relating to the Newco Entities;

         (b) use commercially reasonable efforts to maintain good relations with the suppliers, customers, landlords and employees of the Newco Entities;

         (c) promptly pay, prior to delinquency, any and all Taxes and other obligations which become due and payable with respect to the ownership of the Newco Entities' properties or the operation of the Business on or prior to the Closing in accordance with past custom and practice; and

         (d) do all things reasonably necessary to keep in full force and effect the legal existence of the Newco Entities and keep in full force and effect all material rights, licenses and franchises relating to the Business.

         6.18 MATERIAL CHANGE. Prior to the Closing, the Stockholders shall promptly inform Purchaser in writing of any change, condition or event that has or could have a Material Adverse Effect. Notwithstanding the disclosure to Purchaser of any such Material Adverse Effect, the Stockholders shall not be relieved of any liability for, nor shall the providing of such information by the Stockholders to Purchaser be deemed a waiver by Purchaser of the breach of any representation or warranty of the Stockholders contained in this Agreement.

         6.19 EMPLOYEE COMPENSATION. Except as otherwise set forth in this Agreement (including the Schedules), prior to the Closing, except with Purchaser's prior written consent, none of the Newco Entities shall make or agree to make any increase in the compensation or rate of compensation payable or to become payable to the directors, officers or employees of any of the Newco Entities, and will not pay, agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance, fringe benefit or other extraordinary or indirect compensation to, for or on behalf of any of such directors, officers or employees other than as required by presently existing pension, profit sharing, bonus and similar benefit plans or policies as presently constituted, and no agreement, policy or plan other than those now in effect shall be adopted or committed for by any of the Newco Entities.

         6.20 COMPLIANCE WITH LAWS. The Stockholders shall, and shall cause the Newco Entities to, prior to the Closing, comply with all applicable laws, rules and regulations of all Governmental Authorities applicable to them.

         6.21 INTERFERENCE WITH RELATIONSHIPS. From the date hereof, the Stockholders will not take any action or engage in any practice calculated or designed to impair the relationships of the Newco Entities with their customers, suppliers or others having business dealings with the Newco Entities.

         6.22 RESALE OF PHH COMMON STOCK. Each Stockholder covenants that for a period of three years from and after the Closing Date, he shall not transfer, sell, pledge, encumber or otherwise dispose of in any manner, the PHH Common Stock he receives in connection with the Merger; provided, however, each Stockholder shall have the right to transfer shares (to the extent permitted by the Securities Act) for estate planning purposes to immediate family members so long as such persons agree to be bound by the restrictions set forth in this Agreement.

         6.23 APPOINTMENT OF DIRECTOR. Purchaser shall use its best efforts to cause Chaney to be appointed as a director of Purchaser, such appointment to be effective upon the Closing Date or such other date as may be agreed upon by Chaney and Purchaser.

         6.24 EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. The parties hereto acknowledge and understand that the Schedules to this Agreement will not be available as of the date this Agreement is executed. Accordingly, the representations and warranties of the Stockholders set forth in Articles III and IV will only be effective as of the Closing Date, and not as of the date of this Agreement is executed.

                   ARTICLE VII.  CONDITIONS PRECEDENT TO THE
                            OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date.

         7.2 THIRD PARTY APPROVALS. All third party consents, permits and other approvals, including approvals of any Governmental Authority which are necessary to consummate the transaction contemplated hereby and to enable Purchaser to operate the Business as such

Business was operated as of the date hereof, shall have been received.

         7.3 CORPORATE AUTHORIZATION. All corporate, Stockholder and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Newco shall have been duly taken prior to the Closing Date.

         7.4 PERFORMANCE OF COVENANTS. Each of the Newco Entities and the Stockholders shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date.

         7.5 ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 1996, there shall have been no material adverse change in the business, assets, condition (financial or otherwise), operating results, employee relations, customer or supplier relations or business prospects of the Newco Entities or the Business, and there shall have been no material casualty loss or damage to the assets of the Business whether or not covered by insurance.

         7.6 ABSENCE OF LITIGATION. As of the Closing Date, there shall not be (a) any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided; or (b) any action, suit or proceeding pending or threatened before any Governmental Authority with respect to the transactions contemplated by this Agreement.

         7.7 CERTIFICATE. Each of the Stockholders shall have delivered to Purchaser a certificate to the effect that each of the conditions precedent in this Article VII shall have been satisfied.

         7.8 DUE DILIGENCE. Prior to the Closing Date, the final form of the Schedules to this Agreement shall have been delivered to Purchaser and such Schedules shall be in form and substance acceptable to the Purchaser.

         7.9 FINANCIAL STATEMENTS. Newco shall have delivered to Purchaser unaudited financial statements of the Newco Entities on a consolidated basis containing a balance sheet as of June 30, 1996 (the "Balance Sheet"), and related statements of income, and accompanying notes for the three-month period then ended (together with the Balance Sheet, the "Interim Financial Statements"), accompanied by a written representation by the Stockholders that the Interim Financial Statements present fairly the financial position of the Newco Entities on a consolidated basis as of June 30, 1996, and the results of their operations and cash flows for the three-month period then ended, in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements (subject to normal year-end adjustments and any other adjustments described therein).

             ARTICLE VIII.  CONDITIONS PRECEDENT TO THE OBLIGATIONS
                         OF NEWCO AND THE STOCKHOLDERS

         The obligations of Newco and the Stockholders under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

         8.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         8.2 CORPORATE AUTHORIZATION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Purchaser shall have been duly taken prior to the Closing Date.

         8.3 THIRD PARTY APPROVALS. All third party consents, permits and other approvals, including approvals of any Governmental Authority which are necessary to consummate the transaction contemplated hereby shall have been received.

         8.4 ABSENCE OF LITIGATION. As of the Closing Date, there shall not be (a) any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided; or (b) any action, suit or proceeding pending or threatened before any Governmental Authority with respect to the transactions contemplated by this Agreement.

         8.5 CERTIFICATE. Purchaser shall have delivered to the Stockholders a certificate to the effect that each of the conditions precedent in this Article VIII shall have been satisfied.

         8.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 29, 1996, there shall have been no material adverse change in the business, assets, condition (financial or otherwise), operating results, employee relations, customer or supplier relations or business prospects of Purchaser, and there shall have been no material casualty loss or damage to the assets of Purchaser whether or not covered by insurance. Notwithstanding the foregoing, a material adverse change in the Purchaser shall not be deemed to have occurred solely based upon any decrease in the trading price of the PHH Common Stock.

                    ARTICLE IX.  INDEMNIFICATION AND RELEASE

         9.1 INDEMNIFICATION FOR BREACHES. Each of the parties hereto (hereafter, the "Indemnifying Party") will severally (37.1% for each of Chaney and Finke, 19.9% for T. Kesterson and 5.9% for J. Kesterson) indemnify and hold harmless the other party and its respective representatives, successors and assigns, and any officer, director, agent or employee of any such person or entity (hereafter, collectively the "Indemnified Parties"), from and against any damages, loss, cost, expense, obligation, claim or liability, including reasonable attorney's fees and reasonable third party expense of investigating, defending or prosecuting litigation (collectively, the "Damages") suffered by the Indemnified Parties, arising from or by reason of the breach by or any inaccuracy of any warranty, representation or covenant made by the Indemnifying Party. Further, the Stockholders agree to indemnify Purchaser, its Affiliates, the Newco Entities and their respective Indemnified Parties from and against any Damages arising out of, based upon or resulting from any tax liability (including penalties and interest) of the Newco Entities relating to any period prior to the Closing, other than those set forth on Schedule 3.10.

         9.2 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. Unless otherwise provided in this Agreement, all representations, warranties, covenants and agreements made by the parties hereto in this Agreement or in the documents and instruments delivered pursuant hereto or in connection herewith shall survive the Closing, the delivery of any instrument of conveyance, and the Merger of Newco or merger and dissolution of any of the other Newco Entities and shall remain effective and enforceable for a period of two years from the Closing Date. Any claim for indemnification asserted in writing before the expiration of the survival period shall survive until resolved or determined by arbitration or barred by the applicable statute of limitations.

          9.3 ASSUMPTION OF DEFENSE. If any action or claim shall be brought or asserted against an Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing (but the omission to notify the Indemnifying Party shall not release such person from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the rights of the Indemnifying Party) and the Indemnifying Party shall assume the defense thereof and the payment of all reasonable third party expenses arising therefrom. The legal counsel selected by the Indemnifying Party shall be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (a) the employment thereof has been specifically authorized in writing by the Indemnifying Party; (b) the Indemnifying Party has failed to assume the defense and employ counsel; or (c) the named parties to such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have been advised in good faith by its counsel that the representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the fees of counsel for the Indemnified Party shall be paid by the Indemnifying Party. In such events, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party. The Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expense of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated by the Indemnified Party in writing. The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent, but if any such action is settled with the Indemnifying Party's written consent, or if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

         9.4 PAYMENT OF DAMAGES. Any Damages for which an Indemnified Party is entitled to indemnification under this Article IX shall be paid by the Indemnifying Party to the Indemnified Party as such Damages are incurred and within 14 days of receipt of written demand for indemnification accompanied by proper documentation evidencing the Damages for which indemnification is being sought. It shall not be necessary for any party to bring any claim under this
Article IX to judgment or to be served with any notice of violation or similar notice prior to enforcing the indemnification provisions of this Article IX. All Damages payable under this Agreement shall be payable in cash.

         9.5 COOPERATION. In any event involving a claim of any third party, the Indemnified Party and the Indemnifying Party shall cooperate fully with each other in the defense of any such claim under this Article IX.
Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentation or other evidence as is then in its possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim.

         9.6 DE MINIMIS AMOUNT. Notwithstanding anything in Section 9.1 to the contrary, the Stockholders shall not be required to indemnify Purchaser pursuant to Section 9.1 unless and until the aggregate net amount of all Damages equal or exceed $250,000, at which time the Stockholders shall be obligated to indemnify Purchaser with respect to the aggregate net amount of all such Damages which exceed $250,000.

                        ARTICLE X.  REGISTRATION RIGHTS

         10.1    DEFINITIONS.  As used in this Article X:

         (a) The terms "register," "registered" and "registration" refer to a registration of securities effected by preparing and filing a registration statement in compliance with the Securities Act (and all related registrations or qualifications required under state securities laws) and the declaration or ordering of the effectiveness thereof.

         (b) The term "Registerable Securities" means (i) the PHH Common Stock owned by each of the Stockholders and received by such Stockholder in connection with the Merger, provided, that, "Registerable Securities" shall not include any PHH Common Stock which has previously been offered and sold pursuant to an effective registration statement.

         10.2    DEMAND REGISTRATION.

         (a) If at any time three years from and after the Closing Date, if an exemption from registration is not available to a Stockholder, such Stockholder shall have the right to demand in writing that Purchaser register his Registerable Securities for resale under the Securities Act.

If Purchaser receives a written request for a registration by it of Registerable Securities from any Stockholder, Purchaser shall:

                 (i) within 10 days of receiving such notice, give written notice of the proposed registration to the other Stockholders (and such Stockholders shall have five business days to notify Purchaser as to whether they also want their Registerable Securities registered); and

                 (ii) use its best efforts to effect (including execution of an undertaking to file post-effective amendments), as soon as practicable and in any event within 30 days after the expiration of the notice period provided in (i) above, the registration of the Registerable Securities specified in the request received from the Stockholders. Purchaser shall be obligated to take action to effect any registration pursuant to this Section 10.2 only once as to each Stockholder.

         10.3    PIGGYBACK REGISTRATION.

         (a) From and after three years from the Closing Date, provided if an exemption from registration is not then available to such Stockholder for the sale of his Registerable Securities, each time Purchaser determines to register any of its equity securities, either for its own account or the account of any security holder, including any other Stockholder (other than a registration solely to implement an employee benefit plan or a transaction to which Rule 145 under the Securities Act is applicable), Purchaser shall (i) promptly give to each Stockholder written notice of such intention; and (ii) include in the registration and in any underwritten offering made in connection therewith all Registerable Securities specified in any written requests given to Purchaser by any Stockholder desiring to participate in the registration and offering to participate within 30 days after the date of Purchaser's notice to the Stockholders.

         (b) If the registration is in connection with an underwritten offering, the right of any Stockholder to registration pursuant to this Section
10.3 shall be conditioned upon the Stockholder's participation in the underwriting and the inclusion of the Stockholder's Registerable Securities in the underwriting. All Stockholders proposing to distribute Registerable Securities through the underwriting (together with Purchaser and any other members distributing their securities through the underwriting) shall enter into an underwriting agreement in customary form with the underwriter selected by Purchaser. Notwithstanding any other provision of this Section 10.3, if the underwriter advises Purchaser that a limitation of the number of shares to be underwritten is advisable, Purchaser may reduce (to zero if necessary) the number of Registerable Securities to be included in the registration and underwriting. If necessary, the Registerable Securities to be included in the registration and underwriting will be allocated among all Stockholders who have elected to participate therein, proportionately, based upon the number of shares of Registerable Securities held by each participating Stockholder. Subject to the terms and conditions of the underwriting agreement, any participating Stockholder may elect at any time to withdraw from the registration and underwriting by written notice to Purchaser, the underwriter and the other participating Stockholders.

         10.4    EXPENSES OF REGISTRATION.   With the exception of underwriting
discounts payable by the participating Stockholders, all expenses incurred in connection with any registration pursuant to this Article X, including, without limitation, all related registration or filing fees, printing expenses, escrow fees, fees of counsel for Purchaser, and fees of Purchaser's accountants and other experts, shall be borne by Purchaser; provided, however, that Purchaser will not be required to pay stock transfer taxes, legal fees of counsel to the Stockholders and the underwriting discount on the shares being sold by the Stockholders.

         10.5 REGISTRATION PROCEDURES. Purchaser shall keep each Stockholder participating in a registration pursuant to this Article X fully informed of the progress thereof. At its expense, Purchaser will (a) keep the registration effective for so long as is reasonably necessary, but in no event for longer than twelve months; and (b) furnish a number of prospectuses (preliminary, final and supplemental) and other documents incident thereto as a Stockholder from time to time reasonably may request.

         10.6    INDEMNIFICATION.

         (a) With respect to any registration pursuant to this Article X, Purchaser shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each participating Stockholder, each participating underwriter and each person, if any, who controls, is controlled by or is under common control with any such Stockholder or underwriter within the meaning of the Securities Act (hereinafter collectively referred to as the "Holder-Underwriters"), as follows:

                 (i) against any and all Damages arising out of any alleged untrue statement of a material fact contained in the registration statement (or any amendment thereto) or in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any violation or alleged violation by Purchaser of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law (collectively, such untrue statements, omissions or violations being referred to herein as a "Violation"), unless the Violation or alleged Violation was made in reliance upon and in conformity with written information furnished to Purchaser by the Holder-Underwriters expressly for use in the registration statement (or any amendment thereto) or preliminary prospectus or prospectus (or any amendment or supplement thereto);

                 (ii) against any and all Damages whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any alleged Violation, if the settlement is effected with the written consent of Purchaser which consent shall not be unreasonably withheld; and

                 (iii) against any and all Damages whatsoever reasonably incurred in investigating, preparing or defending against or settling any litigation, commenced or threatened, or any claim whatsoever based upon any alleged Violation.

         If any action or claim shall be brought or asserted against the Holder-Underwriters in respect of which indemnity may be sought from Purchaser, the Holders-Underwriters shall promptly notify Purchaser in writing (but the omission to notify Purchaser shall not release it from any liability which it may have to the Holder-Underwriters, except to the extent such failure materially prejudices the rights of Purchaser) and Purchaser shall assume the defense thereof, and the payment by Purchaser of all reasonable expenses. The Holder-Underwriters shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Holder-Underwriters unless (i) the employment thereof has been specifically authorized in writing by Purchaser;
(ii) Purchaser has failed to assume the defense and employ counsel; or (iii) the named parties to such action include both Purchaser and the Holder-Underwriters, and the Holder-Underwriters shall have been advised in writing by their counsel that the representation of Purchaser and the Holder-Underwriters by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the fees of counsel for the Holder-Underwriters shall be paid by Purchaser. In such events, Purchaser shall not have the right to assume the defense of such action on behalf of the Holder-Underwriters. Purchaser shall not, in connection with any one such actions or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Holder-Underwriters, which firm shall be designated by the Holder-Underwriters in writing. Purchaser shall not be liable for any settlement of any such action effected without its written consent, but if any such action is settled with Purchaser's written consent, or if there shall be a final judgment for the plaintiff in any such action, Purchaser shall indemnify and hold harmless the Holder-Underwriters from and against any loss or liability by reason of such settlement or judgment. Any Damages for which the Holder-Underwriters are entitled to indemnification under this Article X shall be paid by Purchaser through the Holder-Underwriters as such Damages are incurred.

         (b) Each participating Stockholder shall, upon the written request of Purchaser, severally agree to indemnify and hold harmless Purchaser to the same extent and subject to the same terms and conditions as are set forth above for Purchaser, but only with respect to written information expressly provided by the Stockholder for use in a registration statement or prospectus.

         10.7 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Stockholders the benefits of any rule or regulation under the Securities Act which may permit the sale of the Registerable Securities to the public without registration, Purchaser will:

         (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times as required pursuant to the Exchange Act following the effective date of the first registration statement filed by Purchaser for an offering of its securities to the general public;

         (b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and

         (c) furnish to each Stockholder forthwith upon its request (i) a written statement as to its compliance with the public information requirements of Rule 144; (ii) a copy of the most recent annual or quarterly report of Purchaser; and (iii) any other reports, documents and information as reasonably may be requested in availing any Stockholder of any rule or regulation of the Securities and Exchange Commission permitting the sale of securities without registration.

                           ARTICLE XI.  MISCELLANEOUS

         11.1 EXPENSES. Each of the parties hereto shall pay the fees and expenses of its own counsel, accountants or other experts, and all expenses incurred by such party incident to the negotiation, preparation, execution, consummation and performance of this Agreement and the transactions contemplated hereby.

         11.2 NOTICES. Any notice necessary under this Agreement shall be in writing and shall be considered delivered three (3) days after the mailing is sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

                 (a)       If to Newco:

                           Newco Homes, Inc.
                           14901 Quorum Drive, Suite 565
                           Dallas, Texas  75240
                           Attn:  President

                 (b)       If to Purchaser:

                           Palm Harbor Homes, Inc.
                           15303 Dallas Parkway, Suite 800
                           Dallas, Texas 75248
                           Attn:  President
                           Fax: (214) 991-5949

                 (c) If to the Stockholders: At the addresses set forth below their signature on the signature pages hereto.

         11.3 WAIVER. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an officer of each party hereto, and then such waiver or consent shall be effective only in a specific instance and for the specific purpose for which given. No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         11.4 PRIOR AGREEMENTS SUPERSEDED. This Agreement and the documents executed in connection herewith at the Closing constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

         11.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         11.6 GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

         11.7 HEADINGS, GENDER, ETC.. The headings used in this Agreement have been inserted for convenience only and do not constitute matters to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender; (b) words using the singular or plural number shall also include the plural or singular number, respectively; and (c) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words shall refer to this entire Agreement.

         11.8 ATTORNEY'S FEES. The prevailing party in any legal or arbitration proceedings brought by or against the other party to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorney's fees, court or arbitration costs and other expenses incurred by the prevailing party.

         11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.10 ARBITRATION. In the event of a dispute hereunder (including, without limitation, under Article IX of this Agreement) which cannot be resolved by the parties, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. The parties agree that no member of the arbitration panel shall be a competitor of Purchaser and that all arbitration proceedings occurring under this Section 11.10 shall be held in Dallas, Texas.

         11.11 SEVERABILITY AND REFORMATION. Subject to the reformation provision in Section 6.4, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 11.11.

         11.12 THIRD PARTIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Newco, Purchaser and the Stockholders (or their successors, heirs, representatives and permitted assigns) any rights or remedies under or by reason of this Agreement.

         11.13 ANNOUNCEMENTS. The parties hereto agree that all public announcements relating to the Merger will be made only as mutually agreed upon; provided, however, that either party may make any public announcements as may be required by law without the approval of the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                  NEWCO HOMES, INC.


                                  /s/ Scott W. Chaney
                                  --------------------------------------------
                                  Scott W. Chaney, President



                                  PALM HARBOR HOMES, INC.


                                  /s/ Lee Posey
                                  --------------------------------------------
                                  Lee Posey, Chairman of the Board and
                                  Chief Executive Officer

                                  STOCKHOLDERS:


                                  /s/ Scott W. Chaney
                                  --------------------------------------------
                                  Scott W. Chaney

                                  Address:
                                          ------------------------------------

                                  --------------------------------------------

                                  /s/ Christopher M. Finke
                                  --------------------------------------------
                                  Christopher M. Finke

                                  Address:
                                          ------------------------------------

                                  --------------------------------------------


                                  /s/ Thomas B. Kesterson
                                  --------------------------------------------
                                  Thomas B. Kesterson

                                  Address:
                                          ------------------------------------

                                  --------------------------------------------


                                  /s/ Joseph H. Kesterson
                                  --------------------------------------------
                                  Joseph H. Kesterson

                                  Address:
                                          ------------------------------------

                                  --------------------------------------------

         The undersigned spouses have joined in this Agreement for the sole purpose of subjecting to the provisions of this Agreement any community property interest in the Newco Common Stock that such spouse may own.


                                  /s/ Kathleen Marie Chaney
                                  --------------------------------------------
                                  Kathleen Marie Chaney


                                  /s/ Melanie Finke
                                  --------------------------------------------
                                  Melanie Finke


                                  /s/ Darci Kesterson
                                  --------------------------------------------
                                  Darci Kesterson


                                  /s/ Kimberly Kesterson
                                  --------------------------------------------
                                  Kimberly Kesterson